Exhibit 2.2
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2023, Telefônica Brasil S.A. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value*	VIVT3	New York Stock Exchange*
American Depositary Shares (as evidenced by American Depositary Receipts), each representing one Common Share	VIV	New York Stock Exchange

*    Not for trading purposes, but only in connection with the registration on the New York Stock Exchange of American Depositary Shares representing those Common Shares.
The trading market for our common shares is the São Paulo Stock Exchange - B3 S.A. – Brasil, Bolsa, Balcão (“B3”). Our common shares trade under the symbol “VIVT3” (formerly TLPP3). In the United States, the common shares trade in the form of American Depositary Receipts (“ADRs”), each representing one common share, issued by Citibank N.A., as depositary, pursuant to a deposit agreement, among us, the depositary and the registered holders and beneficial owners from time to time of ADRs (the “Deposit Agreement”).
The ADRs representing preferred shares commenced trading on the NYSE on November 16, 1998 and upon the Conversion (as described below) of all our preferred shares into common shares effective as of market close on November 20, 2020, our ADRs backed by preferred shares were exchanged for ADRs backed by common shares, trading in ADRs representing preferred shares was suspended as of November 23, 2020, and trading in ADRs representing common shares recommenced on the same date, and are traded on NYSE under the symbol “VIV” (formerly TSP).
At an extraordinary shareholders’ meeting held on October 1, 2020, our shareholders approved, effective as from such date, among other things: (1) the conversion of all of our preferred shares into common shares, at a ratio of one common share for each preferred share (the “Conversion”); and (2) amendments to our by-laws. At a special meeting of holders of our preferred shares, held on that same date, our preferred shareholders ratified the conversion of all of our preferred shares into common shares. After the concession and the expiration of the term for shareholders to exercise withdrawal rights, we proceeded with the Conversion, and the last trading session for our preferred shares on the B3 and for our ADSs backed by preferred shares on the NYSE was on November 20, 2020. Therefore, as of November 23, 2020, “VIVT3” represents the only ticker symbol for trading of the Company’s common shares on the B3, and ADSs backed by our common shares began trading on the NYSE under the ticker symbol “VIV.” In connection with this listing (but not for trading) and upon the Conversion, our common shares are registered under Section 12(b) of the Exchange Act.
This exhibit contains a description of the rights of (i) the holders of common shares and (ii) ADR holders. Common shares underlying the ADSs are held by a Brazilian custodian, as agent for the depositary, and holders of ADSs will not be treated as holders of the Common shares.
The following summary is subject to and qualified in its entirety by Telefônica Brasil S.A.’s bylaws and of Law No. 6,404 of December 15, 1976, as amended (the “Brazilian Corporate Law”). In Brazil, a company’s bylaws (estatuto social) are the principal governing document of a corporation (sociedade por ações). This is not a summary of all the significant provisions of our bylaws or of the Brazilian Corporate Law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2023 and in the Deposit Agreement, which is an exhibit to our registration statement on Form F-6 filed with the SEC on October 16, 2020.
COMMON SHARES
Item 9. General
9.A.3 Preemptive rights
See “—Item 10.B Memorandum and articles of association— Description of Our Bylaws—Preemptive Rights” below.

9.A.5    Type and class of securities
As of December 31, 2023, we had an outstanding share capital of R$63,571,415,865.09, comprised of 1,652,588,360 common shares. All of our outstanding share capital is fully paid. All of our shares are without par value. Our common shares are in book-entry form, registered in the name of each shareholder or its nominee. In addition, our board of directors may increase our share capital up to 1,850,000,000 common shares without amendment to our bylaws. Any increase of our share capital above that limit must be approved by a general extraordinary shareholders meeting. See “—Item 10.B Memorandum and articles of association— Description of Our Bylaws—Form and Transfer” below for information on transfers of our shares.
Item 9.A.6. Limitations or qualifications
Not applicable.
Item 9.A.7. Other rights
Not applicable.
Item 10.B Memorandum and articles of association
The following information describes our common shares and provisions set forth by our bylaws and of the Brazilian Corporate Law. This description is only a summary. You should read and refer to our amended and restated bylaws (estatuto social) incorporated by reference as Exhibit 1.1 to our annual report on Form 20-F for the fiscal year ended December 31, 2023.
Description of Our Bylaws
The following is a summary of the material provisions of our amended and restated bylaws and of the Brazilian Corporate Law. In Brazil, a company’s bylaws (estatuto social) are the principal governing document of a corporation (sociedade por ações).
General
We are registered with the Board of Trade of São Paulo (Junta Comercial de São Paulo), or JUCESP, under No. 35.3.001588-14. We have been duly registered with the CVM under No. 17671 since August 19, 1998. Our headquarters are located in the city of São Paulo, state of São Paulo, Brazil. Our company has an undetermined period of existence.
At an extraordinary shareholders’ meeting held on October 1, 2020, our shareholders approved, effective as from such date, among other things: (1) the conversion of all of our preferred shares into common shares, at a ratio of one common share for each preferred share (the “Conversion”); and (2) amendments to our by-laws. At a special meeting of holders of our preferred shares, held on that same date, our preferred shareholders ratified the conversion of all of our preferred shares into common shares. After the conversion of the preferred shares into common shares, which formally occurred after the market closed on November 20, 2020, as approved by our shareholders on October 1, 2020, our subscribed and fully-paid share capital was R$63,571,415,865.09 divided into 1,690,984,923 common shares, all with no par value (including 2,291,147 treasury shares). As of December 31, 2023, we had an outstanding share capital of R$63,571,415,865.09, comprised of 1,652,588,360 common shares. All of our outstanding share capital is fully paid.
All of our shares are without par value. In addition, our board of directors may increase our share capital up to 1,850,000,000 common shares without amendment to our bylaws. Any increase of our share capital above that limit must be approved by a general extraordinary shareholders meeting.
As of December 31, 2023, 4,356 common shares were held by us (treasury shares) at a book value per share of R$42.10. As of December 31, 2022, 13,381,540 common shares were held by us (treasury shares) at a book value per share of R$40.82. As of December 31, 2021, 14,046,652 common shares were held by us (treasury shares) at a book value per share of R$41.70. As of the date of this annual report, there are no persons to whom any capital of the Company or any of our subsidiaries is under option or agreed conditionally or unconditionally to be put under option.

History of Share Capital
Public Offering for the Primary Distribution of Common and Preferred Shares
At a meeting held on March 25, 2015, our board of directors approved unanimously the realization of a public offering for the primary distribution of common and preferred shares issued by the Company, all registered shares, without par value, free and clear of any liens or encumbrances, including in the form of ADSs, represented by ADRs, held simultaneously in Brazil and abroad, through a capital increase of the Company. The capital increase was approved by the board of directors’ meeting held on April 27, 2015, amounting to R$15.8 billion, increasing the Company’s share capital from R$37.8 billion to R$53.6 billion through the issuance of 121,711,240 common shares, at an issue price of R$38.47 per unit, and 236,803,588 preferred shares, at an issue price of R$47.00 per unit. Common shares, preferred shares and ADSs issued as a result of this capital increase confer to their holders, as of April 28, 2015, the date of disclosure of the global offering announcement of commencement, the same rights assigned respectively to the holders of common shares, preferred shares and ADSs, currently outstanding, under the Company’s bylaws and the Brazilian Corporate Law, fully participating in dividends and other distributions declared from the date of publication of the global offering announcement of commencement. The issue price of R$47.00 per preferred share was determined after the completion of the bookbuilding process, in accordance with article 23, paragraph 1, and article 44 of CVM Instruction No. 400/2003, as amended, or Instruction No. 400, and in accordance with the provisions of article 170, paragraph 1, item III, of the Brazilian Corporate Law. The issue price of R$38.47 per common share was determined based on the price per preferred share determined after the completion of the bookbuilding process, applying a discount of 18.14%, which represents the average price discount trading of the common shares issued by the Company in relation to the trading price of the preferred shares issued by the Company in the three months prior to March 26, 2015.
Public Offering for the Primary Distribution of Shares
At a meeting held on April 30, 2015, our board of directors approved a second capital increase in connection with the public offering for the primary distribution of shares, due to the exercise, by the Bank of America Merrill Lynch Banco Múltiplo S.A., of the option of over-allotment of shares that was granted by the Company, in accordance with article 24 of Instruction No. 400, to meet the excess demand verified during the Offering. The Company’s share capital was increased in the amount of R$295.3 million, through the issuance of 6,282,660 preferred shares at the issue price of R$ 47.00 per unit, increasing the share capital of the Company to R$53.9 billion, represented by 503,046,911 common shares and 985,019,821 preferred shares.
GVTPar Merger and Increase in the Company’s Share Capital
On May 28, 2015, our shareholders approved the merger of shares issued by GVTPar by the Company and its implementation, with the conversion of GVTPar in a wholly owned subsidiary of the Company and the resulting increase in the Company’s capital in the amount of R$9.7 billion through the issue of 68,597,306 common shares and 134,320,885 preferred shares, all without par value, increasing the share capital of the Company to R$63.6 billion, as it stands at the date of this report.
Conversion of Our Preferred Shares into Common Shares
As mentioned above, on October 1, 2020, our shareholders approved, and our preferred shareholders ratified, the conversion of all the preferred shares issued by the Company into common shares, in the proportion of one common share for each one preferred share and its implementation by the Company’s officers as well as the relevant changes to the Company’s bylaws to reflect the Conversion.
After the concession and the expiration of the term for shareholders to exercise withdrawal rights, we proceeded with the Conversion, and the last trading session for our preferred shares on the B3 and for our ADSs backed by preferred shares on the NYSE was on November 20, 2020. Therefore, as of November 23, 2020, “VIVT3” represents the only ticker symbol for trading of the Company’s common shares on the B3, and ADSs backed by our common shares began trading on the NYSE under the ticker symbol “VIV.”
The Conversion was undertaken as part of certain improvements to our Corporate Governance Practices, in order to maximize the generation of value to all our shareholders, conferring to them rights set forth under Brazilian Corporate Law, such as the right to vote and the right to tag along, among others.

Capital Reduction
On February 15, 2023, the Board of Directors approved the Company's submission of a request to ANATEL to approve a potential capital reduction in one or more corporate events. The purpose of the request is to provide the Company with the flexibility to implement a reduction in its capital stock, with a maximum limit of R$5.0 billion. This decision will be based on the Company's financial assessment and the prevailing macroeconomic conditions. The operation is intended to enhance the Company's capital structure, enabling greater flexibility in capital allocation and achieving a balance between resource needs and value creation for shareholders. In September 2023, ANATEL granted authorization for the Company to reduce its capital stock. The Board of Directors approved the proposal for the initial installment of the capital stock reduction, amounting to R$1.5 billion, on November 8, 2023.
On January 24, 2024, the approval to reduce the Company's share capital by R$1.5 billion was approved by our shareholders. This reduction does not involve the cancellation of shares, thereby maintaining the existing number of shares and the percentage of each shareholder's interest in the Company's share capital. Consequently, the Company's share capital will be adjusted from R$63.6 billion to R$62.1 billion. The capital reduction will be executed by reimbursing shareholders an amount of R$0.90766944153 per common share issued by the Company. This calculation considers the number of common shares issued by the Company in circulation on January 24, 2024, after factoring the cancellation of shares held in treasury on December 22, 2023. The record date for this reduction is April 10, 2024. Funds will be disbursed in a single installment by July 31, 2024, with the specific date to be defined by our Board of Directors in due course. The reduction is subject to a 60-day opposition period by creditors, starting from the publication date of the minutes of the Extraordinary Shareholders' Meeting.
Corporate Purposes
Under article 2 of our bylaws, our corporate purposes are:
•the operation of telecommunications services;
•the development of activities necessary or useful for the performance of these services, in accordance with the concessions, authorizations, and permissions granted to us;
•the operation of value-added services, including, making available without definitive assignment, audio, video, image, and text content, applications and the like;
•the operation of integrated solutions, management, and provision of services related to: (i) data centers, including hosting and colocation; (ii) storage, processing, and management of data, information, texts, images, videos, applications, and information systems and the like; (iii) information technology; (iv) information and communication security; (v) telecommunications; and (vi) electronic security systems related to theft, intrusion, fire, and others; and
•licensing and sub-licensing of software of any nature.
In the pursuit of its corporate purpose, the Company may incorporate assets and rights of third parties into its assets, as well as:
•participate in the capital of other companies, including in order to comply with the national telecommunications policy;
•create companies and/or subsidiaries for the execution of activities within its purpose and that are preferably decentralized;
•promote the importation of goods and services necessary for the execution of activities within its purpose;
•provide technical assistance services to companies in the telecommunications sector, carrying out activities of common interest;
•manage and provide maintenance, assistance and technical support in information technology and equipment related to the Company’s activities;
•provide consulting services related to the Company’s activities;
•prepare, implement, and install projects related to the Company’s activities;
•manage and render engineering services and carry out civil construction and related works, necessary for the execution of projects related to the Company’s activities;

•provide monitoring services related to the Company’s activities;
•provide business intermediation services in general;
•market, sell and lease equipment and materials necessary or useful for the exploration of its activities, including precision, measurement and electronic sensor equipment;
•carry out studies and research activities, aiming at the development of the telecommunications sector;
•enter into contracts and agreements with other companies that explore telecommunications services or with any persons or entities, with the purpose of ensuring the operation of the services, without prejudice to its duties and responsibilities; and
•carry out other similar or related activities assigned to it by the National Telecommunications Agency - ANATEL.
Board of Directors
Under our bylaws, any matters subject to the approval of our Board of Directors can be approved only by the majority of votes of the present members of our Board of Directors. Under our bylaws, our Board of Directors may only deliberate if a majority of its members currently in office are present at a duly convened meeting and in the event of a tie, the Chairman of the Board of Directors shall be the tiebreaker.
Election of Directors
The members of our Board of Directors are elected at shareholders’ meetings for three-year terms. The tenure of the members of the Board of Directors and of the Board of Executive Officers will be conditioned on such members signing the respective instrument of investiture and complying with applicable legal requirements.
Qualification of Executive Officers and Directors
Changes to the Brazilian Corporate Law have removed the requirement that executive officers must be residents of Brazil. Now, our executive officers and the members of our Board of Directors are not required to be residents of Brazil; however, their tenure is conditioned on the appointment of a representative who resides in Brazil with powers to, for at least three years after the termination of the term of office, to (i) receive service of process in proceedings initiated against such member based on the corporate legislation; and (ii) receive service of process and subpoenas in administrative proceedings initiated by the CVM when holding a management position in a publicly-held company. Notwithstanding these changes, the exception made by Brazilian Corporate Law, our Bylaws still require our Executive Officers to be residents of Brazil.
Fiduciary Duties and Conflicts of Interest
All members of our board of directors owe fiduciary duties to us and all of our shareholders.
Under the Brazilian Corporate Law and the board of directors’ internal rules, if one of our directors has a conflict of interest with our Company in connection with any proposed transaction, such director may not vote on any decision of our board of directors regarding such transaction and must disclose the nature and extent of his conflicting interest for inclusion in the minutes of the applicable meeting. The same rules on conflict of interest rules are applicable to executive officers.
Any transaction in which one of our Directors or Executive Officers may have an interest can only be approved on reasonable and fair terms and conditions that are no more favorable than the terms and conditions prevailing in the market or offered by third parties. If any such transaction does not meet this requirement, then the Brazilian Corporate Law provides that the transaction may be held null and void and the interested director or executive officer must return to us any benefits or other advantages that he obtained from, or as result of, such transaction. Under the Brazilian Corporate Law and upon the request of a shareholder who owns at least 1% (as reduced by CVM Resolution No. 70/2022) of our total share capital, our Directors and Executive Officers must disclose to our shareholders at the Annual Shareholders’ Meeting certain transactions and circumstances that may give rise to a conflict of interest. In addition, our Company (through the approval of the majority of our share capital) or shareholders who own 1% (as reduced by CVM Resolution No. 70/2022) or more of our share capital may bring an action for civil liability against any Director and/or Executive Officers for any losses caused to us as a result of a conflict of interest.

Compensation
Under our bylaws, our common shareholders approve the annual cap for aggregate compensation payable to our Directors, Executive Officers and members of our Fiscal Board. Subject to this approval, our Board of Directors establishes the distribution of such compensation of its members and of our executive officers.
As per Brazilian Corporate Law, the compensation payable to the members of the fiscal board shall not be less than 10% of the average compensation paid to each executive officer, not including benefits, allowances and shares in profits.
Mandatory Retirement
Neither the Brazilian Corporate Law nor our bylaws establish a mandatory retirement age for our Directors or Executive Officers.
Share Capital
Each of our common shares entitles its holder to one vote at our annual and extraordinary shareholders’ meetings. Holders of our common shares are not entitled to any preference in respect of our dividends or other distributions or otherwise in case of our liquidation.
Shareholders’ Meetings
Under the Brazilian Corporate Law, we must hold an annual shareholders’ meeting within the first four months after the closing of the fiscal year in order to:
•approve or reject the financial statements approved by our board of directors, including any recommendation by our Board of Directors for the allocation of net profit and distribution of dividends;
•elect members of our Board of Directors (upon expiration of their three-year terms) and members of our Fiscal Board (every year), subject to the right of minority common shareholders to elect members of our board of directors and our fiscal board; and
•approve the monetary adjustment to the share capital.
In addition to the annual shareholders’ meetings, holders of our common shares have the power to determine any matters related to changes in our corporate purposes and to pass any resolutions they deem necessary to protect and enhance our development whenever our interests so require, by means of extraordinary shareholders’ meetings.
We convene our shareholders’ meetings, including our annual shareholders’ meeting, by publishing a notice in a Brazilian major newspaper published in the same city as our headquarters, and the same newspaper's website must provide digital certification for all the documents kept on such website. On the first call of a shareholders’ meeting, the notice must be published no fewer than three times, beginning, the first notice, at least 21 calendar days prior to the scheduled meeting date. On the second call of a shareholders’ meeting, the notice must be published no fewer than three times, beginning at least eight calendar days prior to the scheduled meeting date. In accordance with our bylaws, for meetings involving deliberations described under article 136 of the Brazilian Corporate Law, the notice must be published at least thirty calendar days prior to the scheduled meeting date and on the second call at least ten calendar days prior to the scheduled meeting date. As recommended by the CVM, for annual shareholders’ meetings, we convene our shareholders’ meeting 30 calendar days prior to the scheduled meeting date. The notice must contain the meeting’s place, date, time, agenda and, in the case of a proposed amendment to our bylaws, a description of the subject matter of the proposed amendment.
Our Board of Directors may convene shareholders’ meetings. Under the Brazilian Corporate Law, shareholders’ meetings also may be convened by our shareholders as follows:
•by any of our shareholders if, under certain circumstances set forth in the Brazilian Corporate Law, our Directors do not convene a shareholders’ meeting required by law within 60 days; and
•by shareholders holding at least 1% (as reduced by CVM Resolution No. 70/2022) of our total share capital if, after a period of eight days, our Directors fail to call a shareholders’ meeting that has been requested by such shareholders by means of a duly reasoned request that indicates the subject matter.
In addition, our Fiscal Board may convene an ordinary shareholders’ meeting if our Board of Directors does not convene an annual shareholders’ meeting within 30 days or an extraordinary shareholders’ meeting at any other time to consider any urgent and serious matters.

Each shareholders’ meeting is presided over by the president of the Board of Directors, who is responsible for choosing a secretary of the meeting among those present at the meeting. In case of absence of the president of the Board of Directors at the shareholders’ meeting, the shareholders may choose, among those present, the president and the secretary of the meeting. A shareholder may be represented at a shareholders’ meeting by an attorney-in-fact appointed by the shareholder less than one year before the meeting. The attorney-in-fact must be a shareholder, a member of our Board of Directors, a member of our Board of Executive Officers, a lawyer or a financial institution, and the representation of the condominium members shall be made by the manager of the investment fund. The power of attorney appointing the attorney-in-fact must comply with certain formalities set forth under Brazilian law. To be admitted to a shareholders’ meeting, a person must produce proof of his or her shareholder status and/or a valid power of attorney (if the shareholder is to be represented by an attorney-in-fact), together with any other requirement provided for in the call notice.
In order to convene a shareholders’ meeting, shareholders representing at least 25% (except when the agenda sets forth a matter that requires a higher quorum) of our issued voting share capital must be present on the first call.
However, shareholders representing at least two-thirds of our issued voting share capital must be present at a shareholders’ meeting called to amend our bylaws. If a quorum is not met, our Board of Directors may issue a second call by publishing a notice as described above at least eight calendar days prior to the scheduled meeting. Except as otherwise provided by law, the quorum requirements do not apply to a meeting held on the second call, and the shareholders’ meetings may be convened with the presence of shareholders representing any number of shares (subject to the voting requirements for certain matters described below).
Remote Voting
Pursuant to the CVM Resolution No. 81/2022, as amended, the system of Remote Voting is required to be adopted by Brazilian companies for: (i) an Ordinary General Shareholders’ Meeting; (ii) whenever an Extraordinary General Shareholders’ Meeting is called and occurs on the same date as an Ordinary General Shareholders’ Meeting; and (iii) whenever a Shareholders’ Meeting is called to elect the members of the fiscal board or of the board of directors, due to the requirements set forth in article 26, paragraph 1, item II of CVM Resolution No. 81/2022 (Remote Voting can be adopted in other situations, at the Company’s choice). This system aims to facilitate the participation of the Company’s shareholders in its meetings. This resolution provides for the following:
•the creation of a Remote Voting Ballot (Boletim de Voto a Distância) through which the shareholders may exercise their right to vote prior to the date in which the shareholders’ meeting is held;
•the possibility to include in the Remote Voting Ballot a list of candidates and submit minority shareholders’ proposals, for deliberation at the shareholders’ meeting, upon satisfaction of certain criteria;
•the deadlines, procedures and means of transmitting the Remote Voting Ballot; and
•the possibility of holding shareholders’ meeting by fully digital means (in which case shareholders may only participate virtually) or partially digital means (in which case shareholders may either participate virtually or attend the meeting in person at the Company’s headquarters).
In addition, listed companies are required to adopt certain measures regarding the voting process, including:
•informing the market of the adoption of the cumulative voting process in shareholders’ meetings immediately upon receipt of the first valid requirement; and
•disclosing voting maps, as well as any voting statement presented by a shareholder at a meeting;
In accordance with the provisions of applicable laws and regulations, the Company has adopted the Remote Voting System since its Annual Shareholders’ Meeting held on April 26, 2017.
If shareholders choose to remotely exercise their voting rights, pursuant to CVM Resolution No. 81/2022, they may send a remote voting ballot through: (i) their respective custody agent, if it provides this type of service; (ii) the Company's bookkeeping institution (Banco Bradesco S.A.); or (iii) directly to the Company, observing the deadlines and timeframes set forth in the applicable regulations. We may, at our sole discretion, put in place an electronic system for those shareholders who choose to send the remote voting ballot directly to the Company so that the documents may be remitted to us in a digital format as an alternative to sending hard copies. The availability of said system is set forth in the relevant documents disclosed by the Company for each shareholders’ meeting. Exceptionally, we may hold meetings partially or exclusively through a digital format, in accordance with CVM Resolution No. 81/2022. Specific instructions regarding remote voting in shareholders’ meetings, which we may decide to hold partially or exclusively through a digital format, will be disclosed in the relevant shareholders’ meeting manual, in addition to other channels that we may deem appropriate.

Voting Rights
Under the Brazilian Corporate Law and our bylaws, each of our common shares entitles its holder to one vote at our shareholders’ meetings. There are no limitations under the Brazilian Corporate Law or our bylaws on the right of non-Brazilian residents or nationals to own shares or vote according to those shares, other than the restrictions applicable to all shareholders.
Voting Rights of Common Shares
Except as otherwise provided by law, resolutions of a shareholders’ meeting are passed by a simple majority vote of the holders of our common shares present or represented at the meeting, without taking abstentions into account. Under the Brazilian Corporate Law, the approval of shareholders representing at least half of our voting shares, if a higher quorum is not required by our bylaws, is required for the types of action described below:
•creating preferred shares or disproportionately increasing an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;
•changing a preference, privilege and condition of redemption or amortization of any class of the company`s preferred shares or creating a new class of shares that is more privileged;
•reducing the mandatory dividend;
•merging or consolidating the company with another company;
•participating in a centralized group of companies (grupo de sociedades) as defined under the Brazilian Corporate Law and subject to the conditions set forth in the Brazilian Corporate Law;
•acquisition of all the company’s shares by another company, known as an “incorporação de ações” under the Brazilian Corporate Law;
•changing the company’s corporate purpose;
•canceling any ongoing liquidation of the company;
•creation of participation certificates;
•spinning-off of all or any part of the company; and
•dissolution of the company.
As per Brazilian Corporate Law, the decisions on the transformation of the company into another form of business entity require the unanimous approval of our shareholders, unless provided for in the company by-laws.
Our Company is required to give effect to shareholders agreements that contain provisions regarding the purchase or sale of our shares, preemptive rights to acquire our shares, the exercise of the right to vote or the power to control our Company, if these agreements are filed with our headquarters. Brazilian Corporate Law requires the president of any Shareholders’ or Board of Directors meeting to disregard any vote taken by any of the parties to said agreement that have been duly filed with our Company in violation of the provisions of any such agreement. In the event that a shareholder that is party to a shareholders agreement (or a director appointed by such shareholder) is absent from any shareholders’ or Board of Directors’ meeting or abstains from voting, the other party or parties to that shareholders agreement have the right to vote the shares of the absent or abstaining shareholder (or on behalf of the absent director) in compliance with that shareholders agreement.
For the effective implementation of the Conversion, a voting agreement was executed on October 1, 2020 by and among the shareholders Telefónica S.A., Telefónica LATAM, SP Telecom, and, as intervening and consenting party, the Company, in order to comply with the provisions of ANATEL regulations. This voting agreement was filed and made available at our Company headquarters, as determined under article 118 of Brazilian Corporate Law (the “Voting Agreement”).
However, on October 31, 2022, the Company informed the market and its shareholders that the Voting Agreement lost its purpose and effectiveness as a result of the liquidation and extinction of SP Telecom that took place on that date, given that its purpose consisted of maintaining the exercise of direct control power of the Company by SP Telecom.

The shares issued by the Company and held by SP Telecom (“Shares”) were delivered to its partners Telefónica S.A. and Telefónica LATAM, in the proportion of their respective participation in the social capital of SP Telecom, within the scope of the sharing of shareholders’ equity.
The Company informed the market that the liquidation of SP Telecom, the consequent termination of the Voting Agreement and the aforementioned delivery of SP Telecom’s shares did not result in a change in the composition of the Company’s control (which was already indirectly held jointly by Telefónica S.A., Telefónica LATAM and SP Telecom, all companies under common control with Telefónica S.A.), its administrative structure or its regular operation.
Under the Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive any of our shareholders of certain specific rights, including:
•the right to participate in the distribution of our profits;
•the right to participate in any remaining residual assets in the event of our liquidation;
•the right to supervise the management of our corporate business subject to the conditions set forth in the Brazilian Corporate Law;
•preemptive rights in the event of an issuance of our shares, debentures convertible into our shares or subscription bonuses, except with respect to a public offering of our securities; and
•the right to withdraw from our Company subject to the conditions set forth in the Brazilian Corporate Law.
Voting Rights of Minority Shareholders
Shareholders holding shares representing not less than 5% of our voting shares at our shareholders’ meeting have the right to request that we adopt, even if not foreseen in our bylaws, a cumulative voting procedure to elect the members of the Board of Directors. This procedure must be requested by the required number of shareholders at least 48 hours prior to a shareholders’ meeting.
Under the Brazilian Corporate Law, shareholders that are not controlling shareholders, but that together hold common shares representing at least 15% of our voting capital have the right to appoint one member and their alternate to our Board of Directors at our shareholders’ meeting. However, CVM has already issued several decisions determining that, in cases where the company has issued only shares with voting rights, such as the Company, the percentage to be considered for the appointment of the member of the Board of Directors by the non-controlling shareholders shall be reduced to 10% of the total of common shares.
In the event that minority holders of common shares elect a director and the cumulative voting procedures described above is also used, our controlling shareholders always retain the right to elect at least one member more than the number of members elected by the other shareholders, regardless of the total number of members of our Board of Directors.
The shareholders seeking to exercise these minority rights (except for the cumulative voting procedure) must prove that they have held their shares for no less than three months preceding the shareholders’ meeting at which the director will be appointed. Brazilian Corporate Law provides that any directors appointed by the non-controlling shareholders have the right to veto for cause the selection of our independent registered public accounting firm.
In accordance with the Brazilian Corporate Law, minority shareholders are entitled to elect one member and an alternate to our Fiscal Board in a separate election as long as they jointly represent 10% or more of the voting shares. The other shareholders with the right to vote may elect the remaining members and alternates, who, in any event, must outnumber the directors and alternates elected by minority common shareholders.
Under the Brazilian Corporate Law, the following actions require the previous approval of or the ratification by the majority of issued and outstanding shares of the affected class within one year from the shareholders’ meeting at which the common shareholders approve the action:
•the creation of preferred shares or a disproportionate increase of an existing class of preferred shares relative to the other classes of preferred shares, other than to the extent permitted by our bylaws;
•a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of preferred shares; or

•the creation of a new class of preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of preferred shares.
This meeting would be called by publication of a notice in two Brazilian newspapers for three days, at least 30 days before the meeting, in accordance with our bylaws.
Liquidation
We may be liquidated in accordance with the provisions of Brazilian law. In the event of our extrajudicial liquidation, a shareholders’ meeting will determine the manner of our liquidation, appoint our liquidator and our Fiscal Board that will function during the liquidation period.
Preemptive Rights
Under Brazilian Corporate Law, each shareholder has a general preemptive right to subscribe for shares of the same class in any capital increase, in an amount sufficient to keep the same proportional participation of such shareholder in the total capital of the corporation. A minimum period of thirty (30) days following the publication of the capital increase notice shall be observed by the corporation for the exercise of the preemptive right by the shareholder. The right of participation in capital increases is assignable. In the event of a capital increase that would maintain or increase the proportion of capital represented by common shares, holders of ADSs, or of common shares, would have the preemptive right to subscribe only to our newly issued common shares. In the event of a capital increase that would reduce the proportion of capital represented by common shares, holders of ADSs, or of common shares, would have the preemptive right to subscribe to our newly issued common shares in proportion to their shareholdings and to our newly issued common shares only to the extent necessary to prevent dilution of their interest.
However, holders of our ADSs may not be able to exercise the preemptive rights relating to our common shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of our ADSs, and we may not file any such registration statement.
In addition, a publicly held company whose bylaws allow for capital increases may provide for the issuance of stock, debentures convertible into stock or subscription bonuses without granting any preemptive rights to prior shareholders or by decreasing the term for the shareholders to exercise their preemptive rights, as long as the placement of such securities is made:
•upon a sale on a stock exchange or public subscription;
•through an exchange of shares in a public offering, with the purpose of acquiring control of another company as specified in the Brazilian Corporate Law; or
•for the use of certain tax incentives but only when such placement is made without granting preemptive rights.
Redemption, Amortization, Tender Offers and Rights of Withdrawal
Our bylaws or our shareholders at a shareholders’ meeting may authorize us to use our profits or reserves to redeem or amortize our shares in accordance with conditions and procedures established for such redemption or amortization. The Brazilian Corporate Law defines “redemption” (resgate de ações) as the payment of the value of the shares in order to permanently remove such shares from circulation, with or without a corresponding reduction of our share capital. However, if the same share capital is maintained, the Company shall attribute a new par value for the remaining shares. The Brazilian Corporate Law defines “amortization” (amortização) as the distribution to the shareholders, without a corresponding capital reduction, of amounts that they would otherwise receive if we were liquidated. If an amortization distribution has been paid prior to our liquidation, then upon our liquidation, the shareholders who did not receive an amortization distribution will have a preference equal to the amount of the amortization distribution in the distribution of our capital.
The Brazilian Corporate Law authorizes us to redeem shares not held by our controlling shareholders, if, after a tender offer effected as a consequence of a delisting of the Company before the CVM, less than 5% of our outstanding shares remains publicly-held. The redemption price in such case would be the same price paid for our shares in such tender offer.

The Brazilian Corporate Law also require the acquirer of control (in case of a change of control) or the controller (in case of delisting or a substantial reduction in liquidity of our shares) to make a tender offer for the acquisition of the shares held by minority shareholders under certain circumstances described below under “—Mandatory Tender Offers.” The shareholder can also withdraw its capital from our Company under certain circumstances described below under “—Rights of Withdrawal.”
Mandatory Tender Offers
The Brazilian Corporate Law requires the launching of a tender offer at a purchase price equal to the fair value for all outstanding shares in order to cancel (or to convert) the registration of our company as a publicly held company or in case of a substantial reduction in the liquidity of our shares as a result of purchases by our controlling shareholders. If our controlling shareholders enter into a transaction which results in a change of control of our company, the controlling shareholders must include in the documentation of the transaction an obligation of the acquirer to launch a tender offer for the purchase of all our common shares for, at least, 80% of the price per share paid to the controlling shareholders. The tender offer must be submitted to the CVM within 30 days from the date of execution of the definitive documents of sale of the shares.
Rights of Withdrawal
The Brazilian Corporate Law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our company and be reimbursed by us for the value of our common shares that it then holds.
This right of withdrawal may be exercised by dissenting shareholders in the event that the holders of shares with voting rights authorize:
(i)    creating preferred shares or disproportionately increasing any existing class of preferred shares relative to the other classes of preferred shares, other than to the extent permitted by our bylaws;
(ii)    changing a priority, preference, right and condition of redemption or amortization of one or more classes of preferred shares, the creation of a new class of shares that is more privileged;
(iii)    reducing the mandatory dividend;
(iv)    a change in our corporate purpose;
(v)    merging or consolidating our Company, with another company;
(vi)    the acquisition of all of our shares by another company, known as an “incorporação de ações” under the Brazilian Corporate Law;
(vii)    participating in a centralized group of companies (grupo de sociedades) as defined under the Brazilian Corporate Law and subject to the conditions set forth in the Brazilian Corporate Law;
(viii)    spinning-off of all or any part of our Company; and
(ix)    the inclusion of an arbitration clause in our bylaws.
In addition, we note that:
•in items (i) and (ii), only the holders of shares of the affected type or class will be entitled to redemption;
•in items (v) to (vii), the holders of shares of a type or class with liquidity and dispersion (as defined in CVM Resolution 78/2022) in the market will not have the right to redemption considering the conditions set forth in the Brazilian Corporate Law; and
•in item (viii), the dissenting shareholders shall only have a right of redemption if the spinning off implies in: (1) a change in the corporate purpose (except if the spun-off assets revert to a company whose main purpose is the same as ours), (2) a reduction of the mandatory dividend, or (3) participation in a group of companies.
Dissenting shareholders are also entitled to withdraw in the event that the entity resulting from a merger or spin-off does not have its shares listed in an exchange or traded in the secondary market within one hundred and twenty (120) days from the shareholders’ meeting that approved the relevant merger or spin-off.

Notwithstanding the above, in the event that we are consolidated or merged with another company, become part of a centralized group of companies, or acquire the control of another company for a price in excess of certain limits imposed by the Brazilian Corporate Law, holders of our shares or the shares of the resulting entity that have minimal market liquidity and are dispersed among a sufficient number of shareholders will not have the right to withdraw. For this purpose, shares that are part of a general index representative of portfolios of securities traded in Brazil (as defined by CVM Resolution 78/2022) or abroad are considered liquid, and sufficient dispersion will exist if the controlling shareholder, the parent company or other companies under its control hold less than half of the total number of outstanding shares of that type or class.
Only shareholders who own shares on the date of publication of the first notice convening the relevant shareholders’ meeting or the press release concerning the relevant transaction is published, whichever is earlier, will be entitled to withdrawal rights.
The redemption of shares arising out of the exercise of any withdrawal rights would be made at the book value per share, determined on the basis of our most recent audited balance sheet approved by our shareholders. If the shareholders’ meeting approving the action that gave rise to withdrawal rights occurred more than sixty (60) days after the date of the most recent approved audited balance sheet, a shareholder may demand that its shares be valued on the basis of a balance sheet prepared specifically for this purpose. In this case the company shall pay immediately 80% of the redemption value calculated based on the last balance sheet and, having drawn up the necessary balance sheet, will pay the remaining amount within one hundred and twenty (120) days from the date of the resolution of the shareholders’ meeting.
The right of withdrawal lapses thirty (30) days after the date of publication of the minutes of the shareholders’ meeting that approved the action that gave rise to withdrawal rights. Within ten days following the expiration of the term to exercise the withdrawal rights mentioned above, the company may call a Shareholders’ Meeting to confirm or reconsider any resolution giving rise to withdrawal if we believe that the withdrawal of shares of dissenting shareholders would jeopardize its financial stability.
Liability of Our Shareholders for Further Capital Calls
Neither Brazilian law nor our bylaws require any capital calls. Our shareholders’ liability for capital calls is limited to the payment of the issue price of any shares subscribed or acquired.
Inspection of Corporate Records
Shareholders that own 1% (as reduced by CVM Resolution 70/2022) or more of our outstanding share capital have the right to inspect our corporate records, including shareholders’ lists, corporate minutes, financial records and other documents of our company, if (1) any acts contrary to Brazilian law or the company’s bylaws have been committed, or (2) there are grounds to suspect that there are material irregularities in our company. However, in either case, the shareholder that desires to inspect our corporate records must obtain a court order authorizing the inspection.
Disclosures of Share Ownership
Brazilian regulations require that (1) each of our controlling shareholders, directly or indirectly, (2) shareholders who have elected members of our Board of Directors or Fiscal Board, and (3) any person or group of persons representing a person that has directly or indirectly acquired or sold a material interest in our shares of any type and class disclose its or their share ownership or divestment to us, and we are responsible for transmitting such information to the CVM and the market. In addition, if a share acquisition results in, or is made with the intention of, change of control or company’s management structure, as well as acquisitions that cause the obligation of performing a tender offer, the persons acquiring such number of shares are required to publish a statement containing certain required information about such acquisition in the same channels the Company typically uses.
CVM defines a “material interest” deal as any increase or decrease in share ownership of any class resulting in a change in the ownership levels of our shareholders. The ownership levels are set in 5% increments (for example, an acquisition where the total ownership of a shareholder jumps from 9% to 11% should be reported since it made the ownership surpass the 10% level). Ownership levels are calculated adding direct and indirect ownership and derivatives based upon our shares.
Our controlling shareholders, shareholders that appoint members of our Board of Directors or Fiscal Board and members of our Board of Directors, Board of Executive Officers or Fiscal Board must file a statement reporting any change in their holdings of our shares, or of any family member or person included as dependent in their income tax return, or of our controlling shareholders (only if they are considered public companies), with the CVM and the Brazilian stock exchanges on which our securities are traded.

Form and Transfer
Our common shares are in book-entry form, registered in the name of each shareholder or its nominee. The transfer of our shares is governed by article 35 of the Brazilian Corporate Law, which provides that a transfer of shares is effected by our transfer agent by an entry made by the transfer agent in its books, upon presentation of valid written share transfer instructions to us by a transferor or its representative. When common shares are acquired or sold on a Brazilian stock exchange, their transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system. The transfer agent also performs all the services of safe-keeping of our shares. Transfers of our shares by a non-Brazilian investor are made in the same manner and are executed on the investor’s behalf by the investor’s local agent. If the original investment was registered with the Central Bank pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.
The B3 operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system, and all shares that such shareholder elects to be put into the clearing system are deposited in custody with the clearing and settlement chamber of the B3 (through a Brazilian institution that is duly authorized to operate by the Central Bank and maintains a clearing account with the clearing and settlement chamber of the B3). Shares subject to the custody of the clearing and settlement chamber of the B3 are noted as such in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of the clearing and settlement chamber of the B3 and will be treated in the same manner as shareholders registered in our books.
Dividends
Brazilian Corporate Law also states that declared dividends must be paid until the end of the fiscal year in which it was declared. Under article 9 of Law 9,249/95 and our bylaws, we also may pay interest attributable to shareholders’ equity as an alternative form of dividends upon approval of our board of directors.
Payment of Dividends and Interest on Shareholders’ Equity
We may pay the mandatory distributable amount as dividends or as interest attributable to shareholders’ equity, which is similar to a dividend but is deductible in calculating our income tax obligations.
The common shares underlying our ADSs are held in Brazil by the depositary, which has registered with the Central Bank as the registered owner of our common shares. Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the depositary. The depositary will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be distributed to holders of our ADSs. As with other types of remittances from Brazil, the Brazilian government may impose temporary restrictions on remittances to foreign investors of the proceeds of their investments in Brazil, as it did for approximately six months in 1989 and early 1999, and on the conversion of Brazilian currency into foreign currencies, which could hinder or prevent the depositary from converting dividends into U.S. dollars and remitting these U.S. dollars abroad.
In addition, remittances are subject to a Brazilian financial transactions tax, which as of the date of this annual report zero, but may be subject to change.
For information about taxation on profits, dividends and interest on shareholders’ equity, see “—E. Taxation— Brazilian Tax Considerations—Taxation of Dividends” in our annual report on Form 20-F for the fiscal year ended December 31, 2023.
Dividends
We are required by the Brazilian Corporate Law and by our bylaws to hold an annual shareholders’ meeting until April 30 of each year. At our annual shareholders’ meeting, our common shareholders may vote to declare an annual dividend. Our payment of annual dividends is based on our audited financial statements prepared for our preceding fiscal year.
Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends. Under the Brazilian Corporate Law, we are generally required to pay dividends within 60 days after declaring them, unless the shareholders’ resolution establishes another payment date, which, in any case, must occur prior to the end of the fiscal year in which the dividends were declared.

Our Board of Directors may declare interim dividends based on (i) the accrued profits recorded in our semiannual financial statements; (ii) the accrued profits recorded in our quarterly financial statements or in our financial statements for shorter periods, provided that the total amount of dividends paid up every six months does not exceed the total amount within the capital reserve determined pursuant to article 182 of the Brazilian Corporate Law; and (iii) the amount recorded in the profit and loss account or profit reserve account in our last annual or semiannual financial statements.
All the interim dividends that are distributed shall be considered as part of the mandatory dividends that shall be paid by us.
Interest on Shareholders’ Equity
According to Law No. 9,249/1995, or Law No. 9,249, Brazilian corporations may make payments to shareholders characterized as interest on shareholders’ equity as an alternative form of making dividend distributions. Amounts paid as interest on shareholders’ equity (net of applicable withholding tax, as described below) may be deducted from the minimum dividends we are obligated to distribute to our shareholders in accordance with our bylaws and Brazilian Corporate Law. The rate of interest may not be higher than the federal government’s TJLP, as determined by the Central Bank from time to time (7.03%, 6.26%, 5.95% and 5.57% for the four quarters of 2019, 5.09%, 4.94%, 4.91% and 4.55% for the four quarters of 2020, 4.39%, 4.61%, 4.88% and 5.32% for the four quarters of 2021, 6.08%, 6.82%, 7.01% and 7.20% for the four quarters of 2022, and 7.37%, 7.28%, 7.00% and 6.55% for the four quarters of 2023), applied over specific net equity accounts.
The total amount distributed as interest on shareholders’ equity may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year with respect to which the payment is made and (ii) 50% of retained earnings for the year before that in which the payment is made. Payments of interest on shareholders’ equity are decided by the shareholders on the basis of recommendations of our Board of Directors.
Distributions of interest on shareholders’ equity paid to Brazilian and non-Brazilian holders of common shares, including payments to the depositary in respect of common shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or other non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a Tax Haven Jurisdiction, as defined by Brazilian law, the rate will be 25%.
As of January 2024, some of the rules regarding interest on shareholders’ equity foreseen by Law No. 9,249 were altered by Law No. 14,789/2023, or Law No. 14,789. Alterations are mainly aimed at how the interest on shareholders’ equity payable by legal entities has to be calculated. There were no alterations regarding shareholder taxation. For more information, see “Item 4. Information on the Company—B. Business Overview—Significant changes in tax legislation—Changes in the deductibility rules for interest on shareholders’ equity” in our annual report on Form 20-F for the fiscal year ended December 31, 2023.
Time Limits for Claiming Dividends
Our shareholders have three years to claim dividend distributions made with respect to their shares, as from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions legally revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.
AMERICAN DEPOSITARY SHARES
Item 12. Other securities
Disclosures under Items 12.A, 12.B, and 12.C are not applicable.
12.D.1    Depositary
Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013, U.S.A.

12.D.2    Provisions
American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be evidenced by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” In the United States, the common shares trade in the form of ADRs, each representing one common share, issued by Citibank N.A., as depositary, pursuant to a Deposit Agreement, among us, the depositary and the registered holders and beneficial owners from time to time of ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank DTVM S.A., located at Avenida Paulista 1,111, São Paulo, SP, 01311-920, Brazil.
As of December 31, 2023, there were a total of 130 ADR holders of record and 94,918,325 ADSs outstanding, representing 94,918,325 common shares or 5.7% of outstanding common shares.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. We urge you to review the Deposit Agreement in its entirety, which is an exhibit to our registration statement on Form F-6 filed with the SEC on October 16, 2020, and which exhibit is incorporated by reference as Exhibit 2.1 to our annual report on Form 20-F for the year ended December 31, 2023.
Each ADS represents the right to receive, and exercise beneficial ownership interests in, one of our common shares on deposit with the custodian. An ADS also represents the right to receive, and exercise beneficial ownership interests in, any other securities, cash or property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that evidences your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement, the
ADSs, and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals.
Neither the depositary, the custodian, us or any of their or our respective agents or affiliates will be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either directly in the form of certificated ADSs evidenced by an ADR registered in your name, indirectly through a brokerage or safekeeping account, or directly through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”).
The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or “DTC,” the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” Only persons in whose name ADRs are registered on the books of the depositary will be treated by us and the depositary as ADR holders. When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the common shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
As a holder, you generally have the right to receive the distributions we make on the common shares deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of underlying common shares that your ADSs represent as of a specified record date.
Distributions of Cash
Whenever we intend to make a distribution of a cash dividend or other cash distribution in respect of ADSs, we will give timely notice thereof to the depositary specifying, among other things, the record date applicable for determining the holders of ADSs entitled to receive such distribution. Upon the timely receipt of such notice, the depositary will establish the ADS record date. Upon confirmation of the receipt of:
•any cash dividend or other cash distribution on the common shares held in respect of the ADSs, or
•proceeds from the sale of any deposited property held in respect of the ADSs under the terms hereof, the depositary will
(i)    if any amounts are received in a foreign currency, promptly convert or cause to be converted such cash dividend, distribution or proceeds into U.S. dollars,
(ii)    if applicable and unless previously established, establish the ADS record date, and
(iii)    distribute promptly the amount thus received (net of (a) the applicable fees and charges set forth in the fee schedule set forth below under “—Fees and Charges” and (b) applicable taxes withheld) to the holders entitled thereto as of the ADS record date in proportion to the number of ADSs held as of the ADS record date.
The depositary will distribute only such amount, however, as can be distributed without attributing to any holder a fraction of one cent, and any balance not so distributed will be held by the depositary (without liability for interest thereon) and will be added to and become part of the next sum received by the depositary for distribution to holders of ADSs outstanding at the time of the next distribution. If we withhold, or the custodian or the depositary is required to withhold and does withhold, from any cash dividend or other cash distribution in respect of the common shares held in respect of the ADSs, or from any cash proceeds from the sales of deposited property, an amount on account of taxes, duties or other governmental charges, the amount distributed to holders on the ADSs will be reduced accordingly. Such withheld amounts will be forwarded by us, the custodian or the depositary to the relevant governmental authority.
Evidence of payment thereof by us will be forwarded by us to the depositary upon request. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.
Notwithstanding anything contained in the deposit agreement to the contrary, in the event we fail to give the depositary timely notice of the proposed distribution under this paragraph, the depositary will use commercially reasonable efforts to perform the actions contemplated in this paragraph, and we and you acknowledge that the depositary shall have no liability for its failure to perform the actions contemplated in this paragraph where such notice has not been so timely given, other than for willful misconduct or its failure to use commercially reasonable efforts, as provided in this paragraph.

Distributions of Shares
Whenever we intend to make a distribution that consists of a dividend in, or free distribution of, shares, we will give timely notice thereof to the depositary specifying, among other things, the record date applicable to holders of ADSs entitled to receive such distribution. Upon the timely receipt of such notice from us, the depositary will establish the ADS record date. Upon receipt of confirmation from the custodian of the receipt of the shares so distributed by us, the depositary will either:
(i)    distribute to the holders as of the ADS record date in proportion to the number of ADSs held as of the ADS record date, additional ADSs, which represent in the aggregate the number of shares received as such dividend, or free distribution, subject to the other terms of the deposit agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes), or
(ii)    if additional ADSs are not so distributed, take all actions necessary so that each ADS issued and outstanding after the ADS record date will, to the extent permissible by law, thenceforth also represent rights and interests in the additional integral number of shares distributed upon the common shares held in respect of such ADSs (net of (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes).
In lieu of delivering fractional ADSs, the depositary will sell the number of shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds. In the event that the depositary determines that any distribution in property (including shares) is subject to any tax or other governmental charges which the depositary is obligated to withhold, or, if we in the fulfillment of our obligation, have furnished an opinion of U.S. counsel determining that shares must be registered under the Securities Act or other laws in order to be distributed to holders (and no such registration statement has been declared effective), the depositary may dispose of all or a portion of such property (including shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the depositary deems necessary and practicable, and the depositary will distribute the net proceeds of any such sale (after deduction of (a) taxes and (b) fees and charges of, and expenses incurred by, the depositary) to holders entitled thereto upon the terms described in the deposit agreement.
The depositary will hold and/or distribute any unsold balance of such property in accordance with the provisions of the deposit agreement. Notwithstanding anything contained in the deposit agreement to the contrary, in the event we fail to give the depositary timely notice of the proposed distribution under this paragraph, the depositary will use commercially reasonable efforts to perform the actions contemplated in this paragraph, and we and you acknowledge that the depositary shall have no liability for its failure to perform the actions contemplated in this paragraph where such notice has not been so timely given, other than for willful misconduct or its failure to use commercially reasonable efforts, as provided in this paragraph.
Distributions of Rights
Whenever we intend to distribute rights to purchase additional common shares, the depositary will make such rights available to holders of ADSs only if
(i)    we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights,
(ii)    we timely indicate that we wish such rights to be made available to holders of ADSs, and
(iii)    the depositary determines that making such rights so available is lawful and reasonably practicable.
If any of clauses (i) through (iii) of the preceding sentence are not satisfied, the depositary may sell such rights, if practicable, and distribute the net proceeds in the same way it distributes cash, or if the sale of such rights cannot practicably be accomplished by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, the depositary may allow such rights to lapse, in which case you will receive nothing.
You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have been timely provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Brazil would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
Whenever we intend to distribute property other than cash, common shares or rights to purchase additional common shares, the depositary may distribute such other property, but only if
(i)    we timely provide evidence satisfactory to the depositary that it may lawfully distribute such other property,
(ii)    we indicate that we wish such other property to be made available to holders of ADSs, and
(iii)    the depositary determines that making such other property so available is lawful and reasonably practicable.
If any of clauses (i) through (iii) of the preceding sentence are not satisfied, the depositary may sell such securities or property and distribute any net proceeds in the same way it distributes cash.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
•the extent the depositary determines in its discretion that any distribution is not practicable with respect to any ADS holder, the depositary may make such distribution as it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADS holder as deposited securities. Neither we nor the depositary will be liable for (i) any failure to accurately determine whether it is lawful or practicable to make the property described in this section available to holders of ADSs in general or you in particular, nor (ii) any loss incurred in connection with the sale or disposal of such property.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Common Shares
The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such common shares or a recapitalization, reorganization, merger, consolidation, or sale of all or substantially all of our assets.
If any such change were to occur, the depositary may, with our approval, and must, upon our request, (i) distribute additional ADSs as in the case of a stock dividend on the common shares; (ii) amend the deposit agreement and the applicable ADRs; (iii) amend the applicable registration statement in respect of the ADSs; (iv) call for the surrender of outstanding ADRs to be exchanged for new ADRs and (v) take such other actions as are appropriate to reflect such change with respect to the ADSs. If the depositary does not choose any of the foregoing, any of the cash, securities or other property it receives will constitute part of the deposited property and each ADS will then represent a proportionate interest in such property.

Issuance of ADSs upon Deposit of Common Shares
The depositary may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and other charges of the depositary, any governmental charges and taxes payable for the transfer of the common shares to the custodian and any stock transfer or registration fees for the registration of transfer of the common shares on any applicable register and after you deliver any necessary instruments or confirmations of transfer. Your ability to deposit common shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
Transfer, Combination and Split Up of ADRs
As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•provide such proof of identity and genuineness of signatures as the depositary deems appropriate;
•provide any transfer stamps required by the State of New York or the United States; and
•pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
The Depositary may appoint one or more co-transfer agents to effect transfers, combinations and split ups of ADRs. The co-transfer agent(s) will be entitled to the same protection and indemnity as the depositary and will agree to be bound by the terms of the deposit agreement.
Withdrawal of Common Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying common shares at the custodian’s office. Your ability to withdraw the common shares is subject to the provisions of or governing the deposited securities, and of the deposit agreement, any ADRs evidencing the ADSs, the rules of the Central Clearing System of the B3 (Central Depositária da B3), the Company’s estatuto (bylaws) and applicable law. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn. The withdrawn common shares will be delivered at the office of the custodian. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold ADSs registered in your name, the depositary may ask you to
(i)    provide proof of identity and genuineness of any signature,
(ii)    provide such other information as the depositary may deem necessary or proper including without limitation information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the form of ADR, as the depositary may deem necessary or proper, and
(iii)    comply with such regulations as the depositary may establish consistent with the deposit agreement and any regulations which the depositary is informed of in writing by us which are deemed desirable by us, the depositary or the custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or the CVM.

You will have the right to withdraw the securities represented by your ADSs at any time except for:
•Temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends;
•Obligations to pay fees, taxes and similar charges; and
•Restrictions imposed because of laws or governmental regulations applicable to ADSs or the withdrawal of securities on deposit.
The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Suspension of Certain Actions by Depositary
The depositary may suspend the issuance of ADSs, the acceptance of deposits of common shares, the registration, registration of transfer, split-up or combination of ADSs or the withdrawal of deposited securities, generally or in particular instances, when the ADS register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary or by us.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights, if any, for the common shares and any other securities represented by your ADSs. The voting rights of holders of common shares are described in “—Item 9.A.7. Other rights—Voting Rights of Common Shares.”
As soon as practicable after receipt from us of notice of any meeting or solicitation of consents or proxies, the depositary will mail to you a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each holder on the record date set by the depositary will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the securities represented by the holder’s ADSs and (c) the manner in which such instructions may be given. Upon receipt of instructions of a holder in the manner and on or before the date established by the depositary for such purpose, the depositary will endeavor insofar as practicable and permitted under applicable law, the provisions of the deposit agreement, the bylaws, and the provisions of or governing deposited securities to vote or cause to be voted the deposited securities represented by such holder’s ADSs in accordance with such instructions. If the depositary does not receive instructions of a holder before the date established by the depositary for such purpose, such holder will be deemed absent from the meeting, and no vote will be recorded in respect of such holder. The depositary will not itself exercise any voting discretion in respect of any deposited securities.
We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.
Record Dates
The Depositary may, after consultation with us, if practicable, fix a record date, which, to the extent applicable, will be as near as practicable to any corresponding record date set by us for the determination of the ADS holders who will be (i) responsible for the fee assessed by the depositary for administration of the ADS program and for any expenses provided for in the deposit agreement and (ii) entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders will be so entitled or obligated.
Amendments and Termination
We may agree with the depositary to modify the deposit agreement at any time without your consent. Any amendments or supplements to the deposit agreement which impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which otherwise materially prejudices any substantial existing rights of holders of ADSs do not become effective until the expiration of 30 days after notice of such amendment or supplement has been given to holders of ADSs. If a holder of ADSs continues to hold ADSs after being so notified, such ADS holder is deemed to agree to such amendment. Any amendments or supplements will be deemed not to prejudice any substantial rights or ADS holders if they (i) are reasonably necessary for the ADSs to be registered under the Securities Act or for the ADSs or common shares to be eligible for book-entry settlement, and (ii) in each case do not impose or increase the fees and charges you are required to pay. In addition, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

The deposit agreement cannot be amended to impair your right to withdraw the common shares represented by your ADSs (except in order to comply with mandatory provisions of applicable law).
The depositary may resign by delivery of written notice to us of its election to do so, and we may remove the depositary by delivery of written notice to the depositary of such removal. The depositary shall, upon our request, terminate the deposit agreement by distributing notice of such termination to holders of ADSs at least 30 days prior to the date of termination. If 90 days shall have expired after (i) the depositary shall have delivered to us a written notice of its election to resign, or (ii) we shall have delivered to the depositary a written notice of the removal of the depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment, the depositary may terminate the deposit agreement by distributing notice of such termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination.
After termination, the depositary and its agents will perform no further acts under the deposit agreement except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. At any time after the date of termination, the depositary will sell the deposited securities and will thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADSs who have not yet surrendered their ADSs. After making such sale, the depositary will have no further obligations in respect of the deposit agreement, except to account for such net proceeds and other cash.
Disclosure of Interests
To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities and other securities, and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, all persons holding ADSs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in its compliance with any instructions from us in respect thereof.
Books of Depositary
The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADSs. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the deposit agreement.
The depositary will maintain in New York facilities for the delivery and receipt of ADSs. The ADS register may be closed from time to time when deemed expedient by the depositary or requested by us.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary’s obligations to you. Neither we nor the depositary nor our agents will be liable:
•if any present or future law, rule, regulation, fiat, order or decree of the United States, the Federative Republic of Brazil or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, pandemic or other circumstance beyond its control shall prevent or delay or cause any of us, the depositary or our agents to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provides shall be done or performed by it (including, without limitation, voting);
•if it exercises or fails to exercise discretion under the deposit agreement, the ADRs or the provisions of or governing the common shares, including any failure to determine that any distribution or action may be lawful or reasonably practicable;
•if it performs its obligations without negligence or bad faith;
•if it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs, or any other person believed by it in good faith to be competent to give such advice or information;
•if it fails to determine that it may be lawful or feasible to make rights available to holders in general or to any holder in particular;

•if it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties;
•for the inability by a holder of ADSs to benefit from any distribution or other benefit made available to holders of common shares but not, under the terms of the deposit agreement, made available to holders or any particular holder of ADSs;
•for any action or inaction of any clearing or settlement system (and any participant thereof) for the deposited property or the ADSs; or
•for any consequential or punitive damages (including lost profits) for any breach of the deposit agreement.
Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required (and no Custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary). We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise.
Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of Citibank, N.A.
The depositary has no obligation to inform ADS holders or any other holders of an interest in an ADS about the requirements of Brazilian law, rules or regulations or any changes therein or thereto.
Neither the depositary nor any of its agents shall be liable to holders of ADSs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.
Additionally, none of us, the depositary or the custodian shall be liable for the failure by any holder of ADSs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners of ADSs on account of their ownership of ADSs or ADSs.
The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any holder or holders of ADRs, any ADS or ADSs or otherwise related to the deposit agreement to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.
The depositary shall not incur liability for the content of any information submitted to it by us or on our behalf for distribution to the holders of ADSs or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit- worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us.
So long as it acted without bad faith or negligence, the depositary shall not be liable for any acts or omissions made by a successor or predecessor depositary.
The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote.
The depositary and its agents may own and deal in any class of securities or our company or our affiliates and in ADSs.

Taxes
You will be responsible for the taxes and other governmental charges payable by the custodian or the depositary with respect to the ADSs, ADRs, any deposited securities or other property represented by the ADSs or any distributions thereon. We, the depositary or the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and shall distribute any remaining net proceeds or the balance of such property or securities to the holders entitled thereto. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary may refuse to effect any registration, registration of transfer, split-up or combination of ADRs or any withdrawal of deposited securities until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian and our respective directors, employees, agents and affiliates for any claims with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you, as well as any claims with respect to taxes (including applicable interest and penalties thereon) arising from any ADSs held by you, the deposited property represented by the ADSs and any transaction entered into by you in respect of the ADSs and/or the deposited property represented thereby.
Foreign Currency Conversion
The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:
•Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.
•Distribute the foreign currency to holders for whom the distribution is lawful and practical.
•Hold the foreign currency (without liability for interest) for the applicable holders.
Available Information
The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADS holders at the offices of the depositary.
Governing Law
The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the federal and states courts in the City of New York and appointed an agent for service of process on our behalf.

Registered Capital
An electronic registration has been issued in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary. Pursuant to the registration, the custodian and the depositary are able to convert dividends and other distributions with respect to the common shares represented by ADSs into foreign currency and remit the proceeds outside Brazil. If a holder of ADSs exchanges such ADSs for common shares, such holder will be entitled to continue to rely on the depositary’s registration for five business days after such exchange, following which such holder must seek to obtain its own electronic registration with the Central Bank, constituting a Brazilian financial institution as their representative for such purposes. Thereafter, any holder of common shares may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such common shares, unless such holder is a duly qualified investor under Resolution No. 4,373 and obtains its own electronic registration.